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                                                    Filed under Rule 424(b)(3)
                                                   Registration No. 333-00191

Amended
Pricing Supplement No. 6 Dated December 30, 1996
(To Prospectus Dated January 25, 1996
as Supplemented by a Prospectus Supplement
Dated January 26, 1996)

PACIFIC TELECOM, INC.
Medium-Term Notes, Series C
Due Nine Months Or More From Date of Issue


Principal amount: $33,499,000     Initial Interest Rate:  5.97583%
Price to Public:
 X  100% of principal amount      Interest Payment Dates: The third Wednesday
___                                                       of each month while
    varying prices related to                             bearing interest at
___                                                       a Floating Rate;
    prevailing market prices                              March 1 and
___                                                       September 1 following
    at the time of resale                                 the Fixed Rate
                                                          Conversion Date
                                                          (as defined below)
Date of Issue: 12/30/96           Regular Record Dates:   15 calendar days
Maturity: 12/31/2006                                      preceding the
                                                          Interest Payment Date
                                  Interest Reset Dates:   The third Wednesday
                                                          of each month while
 X     Certificated Notes                                 bearing interest at a
___                                                       Floating Rate; March
       Book-Entry Notes                                   1 and September 1
___                                                       following the Fixed
       Fixed Rate Notes                                   Rate Conversion Date
___                                Index Maturity: N/A
 X     Commercial Paper Rate       Spread: N/A
___                                Spread Multiplier: N/A
       LIBOR                       Maximum Interest Rate: N/A
___                                Minimum Interest Rate: N/A
       Treasury Rate
___                                Specified Currenty (if other
 X     Notes cannot be redeemed      than U.S. dollars): N/A
___                                Initial Redemption Date: N/A
       prior to Maturity
                                   Initial Redemption Premium: N/A
       Notes may be redeemed       Limitation Date: N/A
___                                Annual Redemption Premium Reduction: N/A
       prior to Maturity


 X   Additional Terms:
___
     On any Interest Determination Date after the second anniversary of the Original Issue Date, the registered holder may elect, by giving notice of such election to the Trustee prior to such Interest Determination Date, to receive interest on the Note at the Fixed Rate, for the period from the date of the next scheduled Interest Reset Date (the "Fixed Rate Conversion Date") through the Maturity Date. The "Fixed Rate" shall equal the rate per annum determined by the Calculation Agent to be the lowest rate per annum that would enable the holder to sell the Note on the Fixed Rate Conversion Date at a price (without regard to accrued interest) equal to one hundred percent of the principal amount thereof based on the offered rates as of 11:00 a.m., New York City time, on that Interest Determination Date of three leading dealers of fixed rate medium-term notes selected by the Calculation Agent.